                                                                         EX 11.1

     COMPUTATION OF NET INCOME (LOSS) PER SHARE



                        IMAGINON, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                   Three months ended               Nine months ended
                                                     September 30,                     September 30
                                               --------------------------        -------------------------
                                                   2000          1999                2000          1999
                                               -----------   -----------         -----------   -----------

Net loss                                       $(1,887,225)  $(1,633,021)        $(6,188,378)  $(4,854,090)

Amortization of discount on preferred stock                     (127,659)                       (1,209,929)
Series F preferred stock dividend                                                    (36,667)
Series F preferred stock redemption
  premium                                                                           (200,000)
                                               -----------   -----------         -----------   -----------

Net loss applicable to common
  shareholders                                 $(1,887,225)  $(1,760,680)        $(6,425,045)  $(6,064,019)
                                               ===========   ===========         ===========   ===========

Weighted average number of common
  shares outstanding                            44,677,116    41,186,568          44,625,154    37,786,268

Common equivalent shares representing
  shares issuable upon exercise of
  outstanding options and warrants and
  conversion of preferred stock                        -*-           -*-                 -*-           -*-
                                               -----------   -----------         -----------   -----------

  Basic and diluted loss per common share            $(.04)  $     (0.04)        $      (.14)  $      (.16)
                                               ===========   ===========         ===========   ===========

* No impact to weighted average number of shares as the inclusion of additional shares assuming the exercise of outstanding options and warrants and conversion of preferred stock would have been antidilutive.

Diluted and supplementary net loss per share are not presented as the amounts are not dilutively or incrementally different from basic net loss per share amounts.

                                      25